Exhibit 10.01

July 22, 2014

Raymond Cook

Dear Raymond:

Silicon Image, Inc. (the “Company”) is pleased to extend our offer to you in the position of Chief Financial Officer, reporting to Camillo Martino, CEO.  The terms of our offer and the benefits currently provided by the Company are as follows:

1.	Your compensation package is comprised of the following items:

1.1.
Your starting monthly base salary will be $27,084.00 (annualized at $325,000.00/year) and will be subject to annual review. This salary will be paid to you on a semi-monthly basis on the company’s regularly scheduled pay dates of the 15th and last day of each month.

1.2.	In addition, you will be eligible for a $50,000 Relocation allowance, payable upon submission of receipts for reimbursable expenses.

1.3.
You will also be eligible to participate in the Company’s Bonus Plan as approved by the Board of Directors at the bonus target rate of 75% of your annual base salary. Your participation in future incentive compensation plans will be according to the terms approved by our Board of Directors. Any bonus payments are subject to change at the final discretion of the Compensation Committee of the Company’s Board of Directors.

1.4.
You will be eligible to participate in the other employee benefit plans and executive compensation programs maintained by the Company applicable to other employees and key executives of the company, including stock purchase, incentive or other bonus plans, life, disability, health, accident and other insurance programs.

1.5.
A recommendation will be made to the Board of Directors to approve a grant to you, contingent on you accepting your new role as CFO, of time-based restricted stock units (“TRSUs”) in the amount of 50,000 under which you will be issued shares of the Company’s common stock at a future date. Provided you are still employed by Silicon Image, such TRSUs shall become vested with respect to twenty-five percent (25%) of the total number of shares on each anniversary of the Grant Date, until fully vested.

1.6.
Additionally, a recommendation will be made to the Board of Directors to approve a grant to you, contingent on you accepting your new role, of performance-based restricted stock units (“PRSUs”) in the amount of 100,000 under which you will be issued shares of the Company’s common stock at a future date.  Provided you are still employed by Silicon Image, the PRSUs shall vest annually over a three-year period as follows, provided performance metrics are met:

➢	12/31/2014 = 16,279
➢	12/31/2015 = 27,906
➢	12/31/2016 = 27,906
➢	12/31/2017 = 27,906

However, the grant of such restricted stock units by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation, and is not intended to create any obligation on the part of the Company. You will be required to hold the shares for one year from the date of vesting.  Further details on the Company’s Equity Incentive plan and on any specific grant to you will be provided upon approval of such grant by the Board.

1.7.
Management will also recommend that the Board of Directors approve a grant to you of stock options in the amount of 100,000 shares of the Company’s Common Stock.  If approved, the grant date for such grant of stock options shall be the first 15th day of the calendar month after the latter of the date that the grant is approved by the Board or your start date with the Company (the “Stock Grant Date”).  The exercise price for such grant shall be the closing price of the Company’s common stock on such Stock Grant Date. Provided you continue to provide services to the Company, such options shall become vested and exercisable with respect to one fourth (1/4) of the total number of shares (rounded to the nearest whole share) on the one year anniversary of the Grant Date, and thereafter, on the 15th day of each succeeding month, the options shall become vested and exercisable with respect to an additional one forty-eighth (1/48) of the total number of shares (rounded to the nearest whole share) until such time as the option is vested and exercisable with respect to all of the shares. However, the grant of such stock options by the Company is subject to the Board’s approval.  There can be no assurance that the Board will approve the grant and the promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company.  Further details on the Company’s Equity Incentive Plan and on any specific stock option grant to you will be provided upon approval of such stock option grant by the Board.

2.
As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  To protect the interest of the Company, you will need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment.  We wish to impress upon you that we do not wish you to bring any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer.  You represent that your signing of this offer letter, agreement(s) concerning stock options/RSU’s granted to you under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement as well as your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

3.
This offer of employment is made to you in confidence, and we ask that you not disclose its terms to anyone outside your immediate family.  If you do disclose any of its terms to such a family member, please caution him or her that such information is confidential and must not be disclosed to anyone.

4.
While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason or no reason, at any time and without cause or prior notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

5.
Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation confirming your identity and demonstrating that you have the legal right to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resource department.

6.
Please also note that due to United States export control laws, the Company may need to make inquiries into your citizenship if you will have probable or actual contact with certain technology and/or source code.  Should the Company determine that you will have probable or actual contact with certain technology and/or source code, and should you be a citizen of an embargoed country under United States export control laws; this may have a material effect on the terms and conditions of your employment with the Company.

7.
You and the Company agree to submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining injunctive relief from a court having jurisdiction over the parties for any alleged violation of the Employee Invention Assignment and Confidentiality Agreement.  Such arbitration shall be conducted through JAMS in the State of California, Santa Clara County, before a single arbitrator, in accordance with the JAMS Employment Arbitration Rules and Procedures in effect at that time.  The arbitrator must decide all disputes in accordance with California law and shall have power to decide all matters, including arbitrability.  You will bear only those costs of arbitration you would otherwise bear had you brought a covered claim in court.  When the arbitrator has issued a decision, judgment on that decision may be entered in any court having jurisdiction thereof.  We each understand and agree that we are waiving a trial by jury.  However, this arbitration provision shall not affect your right to file an administrative claim before any government agency where, as a matter of law, the parties may not restrict the Employee’s ability to file an administrative claim with said agency (by way of example, claims before the Equal Employment Opportunity Commission and the National Labor Relations Board).  Otherwise, the parties agree that arbitration shall be the exclusive remedy for administrative claims.

8.
This offer is contingent on approval by the Silicon Image Board of Directors and/or its Compensation Committee.  This offer is also contingent on the completion of a background check, in form and substance reasonably satisfactory to the Company.  You hereby agree to cooperate with the Company in the conduct of this background check and acknowledge that your start date will be delayed until its completion.  A delay of your start date may delay the grant date of any equity awards approved the Board as provided above.

This offer will remain valid until noon on July 25, 2014.  If you decide to accept our offer please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this offer.  Should you have anything else that you wish to discuss, please do not hesitate to call me directly at (650) 766-2624.

Raymond, I look forward to you joining Silicon Image, Inc. and developing a strong working relationship with you in your new role.

Sincerely,

Nancy Hauge
Vice President, Human Resources
Silicon Image, Inc.

My signature below indicates that I have read and do understand the terms and conditions of this offer and further indicates my acceptance of those terms and conditions. I further acknowledge that no other commitments or representations were made to me as part of my employment offer except as specifically set forth herein.

_______________________________                                                                               ____________________
Raymond Cook                                                                                                  Date

Enc:
2nd original copy of offer letter